EXHIBIT 99.1
DR. JOSEPH CARLEONE JOINS
AMERICAN PACIFIC BOARD OF DIRECTORS
LAS VEGAS, NEVADA, July 12, 2006 — American Pacific Corporation (the “Company”) (NASDAQ: APFC) today announced that, effective July 11, 2006, Dr. Joseph Carleone was appointed to its Board of Directors.
“I am very pleased that Dr. Carleone has joined our Board,” said John R. Gibson, the Company’s President and Chief Executive Officer. “He brings a wealth of knowledge and business experience that spans from Aerospace and Defense operations to our newly-acquired Fine Chemical operations.”
Dr. Carleone is currently Senior Vice President and Chief Product Officer of Irvine Sensors Corporation. From September 2000 to November 2005, Dr. Carleone served as President of Aerojet Fine Chemicals, LLC, a business unit of GenCorp, and Vice President of GenCorp, a technology-based manufacturing company in aerospace and defense, pharmaceutical fine chemicals and automotive businesses. From 1999 to 2000, he was Vice President and General Manager of Remote Sensing Systems at Aerojet. In addition, he served as Vice President, Operations from 1997 to 2000. Dr. Carleone holds a B.S. in Mechanical Engineering, a M.S. in Applied Mechanics and a Ph.D. in Applied Mechanics from Drexel University.
About American Pacific Corporation
American Pacific is a chemical and aerospace company with the following products: (i) fine chemicals in the form of active pharmaceutical ingredients and registered intermediates, (ii) perchlorate chemicals used in space propulsion and other applications, (iii) liquid in-space propellant thrusters used for attitude control on satellites, (iv) Halotron, a clean fire extinguishing agent, (v) sodium azide and other energetic products used in various applications and (vi) water treatment equipment. Fine chemicals are produced at Ampac Fine Chemicals (AFC) in Rancho Cordova, California. Perchlorates and other energetic chemicals as well as Halotron and water treatment equipment (PSI) are manufactured at the Wecco division in Cedar City, Utah. The in-space propulsion business, Ampac-ISP, is located at Niagara Falls, New York, and Westcott in the U.K. American Pacific also participates in a joint venture, Energetic Systems, Inc. (ESI), that manufacturers packaged explosives at facilities in Hallowell, Kansas and Oklahoma City, Oklahoma. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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